Exhibit (d)(22)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated as of December 17, 2004, by and between AXA Equitable Life Insurance Company, a New York stock life insurance company (“Equitable” or the “Manager”), and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Adviser”).

WHEREAS, AXA Enterprise Multimanager Funds Trust (the “Trust”) is registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the AXA Enterprise Multimanager International Equity Fund is a series of the Trust (“Portfolio”)

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

WHEREAS, Equitable is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is the investment manager to the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract (the “Agreement”); and

WHEREAS, the Board of Trustees of the Trust and Equitable desire to retain the Adviser to render investment advisory services to the portion of the portfolio that has been allocated to Adviser (“Allocated Portion”) in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, Equitable and Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as an investment adviser for the Portfolio and to manage the investment and reinvestment of the assets of the Allocated Portion, subject to the supervision of the Trustees of the Trust and the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or Manager in any way or otherwise be deemed an agent of the Trust or Manager except as expressly authorized in this Agreement or another writing by the Trust, Manager and the Adviser.

2.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. The Adviser will have complete discretion and authority to manage the investment and reinvestment of the assets of the Allocated Portion and determine the composition of the assets of the Allocated Portion, subject always to the supervision of the Trustees of the Trust and the Manager and in accordance with the provisions of the Trust’s registration statement, as amended from time to time. In exercising its investment discretion the Adviser is not limited to investing in securities and other property of the type normally deemed appropriate for trust funds. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Allocated Portion, the Adviser will:

(i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Allocated Portion or are under consideration for inclusion in the Allocated Portion;

(ii) formulate and implement a continuous investment program for the Allocated Portion (a) consistent with the investment objectives, policies and restrictions of the Portfolio as stated in the Trust’s Agreement and Declaration of Trust, By-Laws, and such Portfolio’s currently effective Prospectus and Statement of Additional Information (“SAI”) as amended from time to time, and (b) in compliance with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended;

(iii) take whatever steps are necessary to implement the investment program for the Allocated Portion by the purchase and sale of securities and other investments authorized under the Trust’s Agreement and Declaration of Trust, By-Laws, and such Portfolio’s currently effective Prospectus and SAI, including the placing of orders for such purchases and sales;

(iv) regularly report to the Trustees of the Trust and the Manager with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Allocated Portion and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Allocated Portion, as may reasonably be requested by the Manager or the Trustees of the Trust, including attendance at Board of Trustees Meetings, as reasonably requested, to present such information and reports to the Board;

(v) as requested, assist the Manager or the Board of Trustees of the Trust in their determination of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio’s net asset value in accordance with procedures and methods established by the Trustees of the Trust;

(vi) provide composite private account performance information for accounts the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Allocated Portion and such supporting documentation as may be reasonably necessary, under applicable laws, to allow the Allocated Portion or its agent to present information concerning the Adviser’s prior performance in the Prospectus and the SAI of the Portfolio and any sales materials prepared by the Portfolio or its agent, as permitted under any applicable law and approved by the Adviser; and

(vii) establish appropriate interfaces with the Trust’s administrator and Manager in order to provide such administrator and Manager with all necessary information requested by the administrator and Manager.

B. The Adviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Allocated Portion (excluding that necessary for the determination of net asset value and shareholder accounting services).

C. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. Subject at all times to the requirements of the following sentence, the Adviser is directed to seek to execute brokerage transactions for the Allocated Portion in accordance with such policies or practices as may be established by the Board of Trustees and described in the Trust’s currently effective Prospectus and SAI, as amended from time to time. In placing orders for the purchase or sale of investments for the Allocated Portion, in the name of the Portfolio or its nominees, the Adviser shall use its best efforts to obtain for the Allocated Portion the best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser, in assessing the best execution available for any transaction, will consider factors it deems relevant, including without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best execution available, the Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Allocated Portion and/or other accounts over which the Adviser or its affiliates exercise investment discretion. Moreover, the Adviser may, to the extent authorized by Section 28(e) of the Securities and Exchange Act of 1934, as amended, cause the Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, and the Allocated Portion an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction provided the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Portfolio or to its, or its affiliates’, other advisory clients. To the extent authorized by said Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

D. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Portion as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Allocated Portion and to its other clients. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Allocated Portion.

E. The Adviser will maintain all accounts, books and records with respect to the Allocated Portion as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

F. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, exercise all rights of security holders with respect to securities held by the Allocated Portion, including, but not limited to: voting proxies; converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

3.	COMPENSATION OF ADVISER

The Manager will pay the Adviser, with respect to the Allocated Portion as specified in Appendix A to this Agreement. Payments shall be made to the Adviser on the first day of each month; however, this advisory fee will be calculated on the daily average value of the Allocated Portion’s assets and accrued on a daily basis.

4.	LIABILITY OF ADVISER

Neither the Adviser nor any of its directors, officers, or employees shall be liable to the Manager for any loss suffered by the Manager resulting from the Adviser’s acts or omissions as Adviser to the Portfolio, except for losses to the Manager or the Trust resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the duties of the Adviser or any of its directors, officers or employees. The Adviser, its directors, officers or employees shall not be liable to the Manager or the Trust for any loss suffered as a consequence of any action or inaction of other service providers to the Trust in failing to observe the instructions of the Adviser, provided such action or inaction of such other service providers to the Trust is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Adviser under this Agreement.

5.	INDEMNIFICATIONS

A. The Manager shall indemnify the Adviser and it controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (which shall not include the Trust or any Portfolio) (collectively, “Adviser Related Persons”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, and reasonable expenses, including attorneys’ fees (collectively “Losses”), incurred by the Adviser or Adviser Related Persons arising from or in connection with this Agreement or the performance by the Adviser or Adviser Related Persons of its or their duties hereunder so long as such Losses arise out of the Manager’s gross negligence, willful misconduct or bad faith, in performing its responsibilities hereunder or under its agreement with the Trust or the gross negligence, willful misconduct or bad faith of any companies affiliated with the Manager that provide services to the Trust, including, without limitation, such Losses that may be based upon any untrue statement of material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact known or which should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon written information furnished to the Manager or the Trust by the Adviser or an Adviser Related Person specifically for inclusion in the Registration Statement or any amendment or supplement thereto, except to the extent any such Losses referred to in this paragraph (i.e. paragraph A.) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser or an Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

B. The Adviser shall indemnify the Manager and it controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (which shall not include the Trust or any Portfolio) (collectively, “Manager Related Persons”) to the fullest extent permitted by law against any and all losses, incurred by the Manager or Manager Related Persons arising from or in connection with this Agreement or the performance by the Manager or Manager Related Persons of its or their duties hereunder so long as such Losses arise out of the Adviser’s gross negligence, willful misconduct or bad faith, in performing it responsibilities hereunder, including, without limitation, such Losses that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact known or which should have been known and was required to be stated therein or necessary to make the statements therein not misleading, in any case only to the extent that such statement or omission was made in reasonable reliance upon written information furnished by the Adviser or Adviser Related Person to the Manager or the Trust specifically for inclusion in the Registration Statement or any amendment or supplement thereto, except to the extent any such Losses referred to in this paragraph (i.e. paragraph B.) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Manager or Manager Related Person in the performance of any of its duties under, or in connection with, this Agreement.

C. The indemnifications provided in this Section 5 shall survive the termination of this Agreement.

6.	NON-EXCLUSIVITY

The services of the Adviser to the Allocated Portion and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

7.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to better enable it to fulfill its duties and obligations under this Agreement.

8.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein.

10.	DURATION OF AGREEMENT

This Agreement shall become effective with respect to the Portfolio on the date of its execution. This Agreement shall continue in effect for a period more than year from the date of its execution only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) (“Independent Trustees”) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of the Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other portfolio affected by the Agreement or (b) all the portfolios of the Trust.

If the shareholders of the Portfolio fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser with respect to the Portfolio pending the required approval of the Agreement or its continuance or of any contract with the Adviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Adviser in respect of the Portfolio during the period will be in compliance with Rule 15a-4 under the Investment Company Act.

11.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

12.	PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will notify the Manager in writing of the occurrence of any of the following events as soon as reasonably practicable:

A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust; and/or

C. the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of the Portfolio changes or there is otherwise an actual change in control or management of the Adviser.

13.	USE OF ADVISER’S NAME

The Manager will not use the Adviser’s name (or that of any affiliate) in Trust advertisements, sales literature or promotional materials without prior review and approval by the Adviser, which may not be unreasonably withheld or delayed. The Manager will be permitted to use the Adviser’s name (or that of any affiliate) in required regulatory filings or in updates of its Prospectus or SAI.

14.	DELEGATION TO THIRD PARTIES.

Except where prohibited by applicable law or regulation, the Adviser may delegate or may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, the Adviser may provide information about the Manager and the Portfolio to any such affiliate or third party for the purposes of this paragraph, provided that the affiliate or third party is subject to a confidentiality agreement that specifically prevents the misuse of any such information, including portfolio holdings. The Adviser will act in good faith and with due diligence in the selection, use and monitoring of affiliates and third parties and shall be solely responsible for any loss, mistake, negligence or misconduct caused by such affiliate or third party.

15.	TRADE SETTLEMENT AT TERMINATION.

Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Adviser shall be entitled, without prior notice to the Manager or the Portfolio, to direct the Portfolio Fund’s custodian to retain and/or realize any assets of the Portfolio Fund as may be required to settle transactions already initiated, and to pay any outstanding liabilities of the Sub-Adviser. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Manager and the Adviser.

16.	DISCLOSURE.

A. Neither the Manager or the Adviser shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information which they may be entitled or bound to disclose by law, regulation or which is disclosed to their advisers where reasonably necessary for the performance of their professional services or, in the case of the Adviser, as permitted in accordance with the above paragraph 14 (Delegation to Third Parties).

B. Notwithstanding the provisions of Clause 16A, to the extent that any market counterparty with whom the Adviser deals requires information relating to the Portfolio (including, but not limited to, the identity of the Manager or the Portfolio and market value of the Portfolio), the Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Portfolio in accordance with the terms of this Agreement.

C. Notwithstanding the provisions of Clauses 16A and 16B, the Adviser shall be prohibited from consulting, or otherwise providing information relating to the Portfolio’s assets, with any third party investment adviser engaged in providing portfolio management services to registered investment companies.

17.	INSTRUCTION TO CUSTODIAN.

The Adviser shall not have control of the investments or cash in the Portfolio but shall have authority to issue to the Portfolio’s custodian such instructions as it may consider appropriate in connection with the settlement of any transaction relating to the Portfolio which it has initiated. The Manager shall ensure that the Portfolio’s custodian is obliged to comply with any instructions of the Adviser given in accordance with this Agreement, including directions given under Paragraph 15. The Adviser will not be responsible for supervising the Portfolio’s custodian.

18.	MONEY LAUNDERING.

Each of the Manager and the Portfolio confirms that where it is acting as principal or where it is acting on behalf of another person (notwithstanding that it enters into this Agreement and any transactions as principal), it is in compliance with the anti money laundering regulations that apply to it. The Manager and the Portfolio shall provide any document or information to the Adviser that the Adviser may request for complying with its own anti money laundering regulations.

19.	TRANSACTIONS IN DERIVATIVES.

The Portfolio is permitted to purchase, sell, hold and generally deal in and with domestic or foreign derivatives in accordance with its policies and restrictions as set forth in the current Registration Statement of the Trust filed with the SEC and any applicable law.

20.	TAX COMPLIANCE AND RETURNS

The Portfolio shall have full responsibility for the payment of all taxes due on capital or income held or collected for the Portfolio and the filing of any returns in connection therewith or otherwise required by law. Adviser shall assist with any Portfolio or Manager requests relating to data relevant to these matters.

21.	DISCHARGE OF LIABILITY.

Without limiting the fiduciary and contractual responsibilities of the Adviser, the Adviser does not guarantee the future performance of the Allocated Portion or any specific level of performance, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of the Allocated Portion. The Manager and the Portfolio understand that investment decisions made for the Allocated Portion by the Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. The Adviser will manage only the securities, cash and other investments held in the Allocated Portion and in making investment decisions for the Allocated Portion, the Adviser will not consider any other securities, cash or other investments owned or managed by the Portfolio.

22.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission (“SEC”), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the portfolios of the Trust.

23.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio listed in Appendix A.

24.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

25.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

26.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

27.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Steven M. Joenk
Steven M. Joenk
Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Janice Lamagna
Name:	Janice Lamagna
Title:	Vice President

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH

J.P. MORGAN INVESTMENT MANAGEMENT INC.

Related Portfolios	Annual Advisory Fee Rate***

International Equity Portfolios, which shall consist of the following Allocated Portion and Other Allocated Portion** (collectively referred to as “International Equity Portfolios”):

AXA Enterprise Multimanager International Equity Fund*

AXA Premier VIP International Equity Portfolio*

0.45% of the J.P. Morgan Allocated Portions’ average daily net assets up to and including $50 million; 0.40% of the J.P. Morgan Allocated Portions’ average daily net assets in excess of $50 million up to and including $300 million; and 0.35% of the J.P. Morgan Allocated Portions’ average daily net assets in excess of $300 million

*	Fee to be paid with respect to this Fund shall be based only on the portion of the Fund’s average daily net assets advised by the Adviser, which may be referred to as the “J.P. Morgan Allocated Portion.”
**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “International Equity Portfolios.”
***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion used in fee calculation.